UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/20/2005

LEARNING TREE INTERNATIONAL INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  -

DE
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6053 W. Century Boulevard, Los Angeles, CA 90045-0028
(Address of Principal Executive Offices, Including Zip Code)

310-417-9700
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 20, 2005, Learning Tree International, Inc. ("Learning Tree") announced that LeMoyne T. Zacherl, age 52, has joined Learning Tree as its Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference. Mr. Zacherl served as Chief Financial Officer and Treasurer of SatoTravel, Inc., a global travel management service company, from 2002 to the present, and as Chief Financial Officer of Evive Corporation, a biometric access security company, during the first half of 2002. From 1999 to 2002. Mr. Zacherl was Vice President, Finance of Savvis Communications Corporation, a global IT utility services provider. Before that time, from 1987 to 1999, Mr. Zacherl held senior financial positions with other businesses including WorldSpace Corporation and Loral Space and Communications (Loral Orion). None of the foregoing companies is or was a subsidiary or affiliate of Learning Tree.

Mr. Zacherl is employed as Chief Financial Officer of Learning Tree pursuant to an employment agreement, effective as of July 20, 2005. Mr. Zacherl is an at-will employee, will be paid $210,000 in base compensation and will be granted options to purchase 50,000 shares of Learning Tree's common stock vesting over four (4) years, at fair market value on the date of the grant. For the year ended September 30, 2006, Mr. Zacherl will be eligible to receive an annual incentive bonus up to $66,000, with Mr. Zacherl's actual bonus to be determined by the compensation committee of Learning Tree's Board of Directors. It is anticipated that the structure of incentive bonus awards for fiscal year 2006 will be similar to fiscal year 2005, which is based on: revenue performance, profitability, quality performance and the successful completion of Learning Tree's Sarbanes-Oxley Act project under Rule 404.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

        99.1 Press release dated July 20, 2005, announcing the hiring of LeMoyne T. Zacherl as Chief Financial Officer.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

LEARNING TREE INTERNATIONAL INC

Date: July 20, 2005.	By:	/s/ Nicholas R. Schacht
Nicholas R. Schacht
President

Exhibit Index

Exhibit No.	Description
EX-99.1	Exhibit 99.1 Press Release